SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 11)

Under the Securities Exchange Act of 1934

Atlas Corp.

(Name of Issuer)

Common Shares, par value $0.01 per share

(Title of Class of Securities)

Y0436Q109

(CUSIP Number)

Peter Clarke

President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Sean J. Skiffington

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

August 4, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canadian
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,759,155
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,759,155
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,759,155
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.6%
14		TYPE OF REPORTING PERSON IN

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 810 HOLDCO LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,759,155
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,759,155
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,759,155
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.6%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 1109 HOLDCO LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,081,134
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,081,134
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,081,134
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,081,134
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,081,134
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,081,134
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 12002574 CANADA INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,081,134
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,081,134
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,081,134
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,081,134
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,081,134
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,081,134
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 90,418,215
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 90,418,215
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,418,215
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 32.0%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Barbados
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,478,017
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,478,017
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,478,017
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Barbados
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,325,879
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,325,879
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,325,879
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY THREE FOUNDATION
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 231,922
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 231,922
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14		TYPE OF REPORTING PERSON NP

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 73,025,299
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 73,025,299
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,025,299
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.8%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 50,772,519
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 50,772,519
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,772,519
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY GROUP HOLDINGS, INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 50,772,519
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 50,772,519
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,772,519
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,107,152
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,107,152
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,107,152
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GREYSTONE INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,457,990
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,457,990
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,457,990
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,090,885
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,090,885
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,090,885
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,090,885
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,090,885
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,090,885
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,838,579
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,838,579
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,838,579
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HILLTOP SPECIALTY INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 265,111
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 265,111
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 265,111
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON EXCESS INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 745,700
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 745,700
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 745,700
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. UNLIMITED LIABILITY COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,415,922
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,415,922
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,415,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,415,922
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,415,922
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,415,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,415,922
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,415,922
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,415,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,415,922
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,415,922
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,415,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,978,170
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,978,170
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,978,170
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 16,727,358
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 16,727,358
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,727,358
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION New Hampshire
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 16,714,025
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 16,714,025
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,714,025
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW UNDERWRITERS INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,904,625
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,904,625
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,904,625
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,904,625
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,904,625
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,904,625
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SURPLUS LINES INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Arkansas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,019,671
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,019,671
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,019,671
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, AG
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,120,890
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,120,890
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,120,890
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Ireland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,129,922
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,129,922
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,129,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,019,671
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,019,671
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,019,671
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,636,162
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,636,162
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,636,162
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,636,162
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,636,162
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,636,162
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,542,612
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,542,612
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,542,612
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,542,612
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,542,612
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,542,612
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,914,899
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,914,899
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,914,899
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,914,899
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,914,899
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,914,899
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,605,190
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,605,190
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,605,190
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT UW LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,582,532
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,582,532
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,582,532
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,074,006
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,074,006
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,074,006
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD NATIONAL ASSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION New Hampshire
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,333
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,333
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,333
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 727,177
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 727,177
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 727,177
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,237,100
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,237,100
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,237,100
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14		TYPE OF REPORTING PERSON CO

Explanatory note

This Amendment No. 11 to Schedule 13D is being refiled to correct an error that misstated the number of Common Shares deemed to be outstanding for purposes of calculating the beneficial ownership of the Reporting Persons in accordance with Rule 13d-3. Other than revising Item 5(a) and the percentages in Row (13) of the cover pages hereto to fix such error, no changes have been made to this Amendment No. 11.

* * *

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 11 to Schedule 13D (this “Amendment No. 11”) amends and supplements the statement on Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on February 26, 2018 (as amended and supplemented prior to the date hereof, the “Original Schedule 13D” and, as amended and supplemented by this Amendment No. 11, the “Schedule 13D”) with respect to Class A common shares of Seaspan Corporation (“Seaspan”), the predecessor of Atlas Corp., a Marshall Islands corporation (“Atlas”). This Schedule 13D relates to the common shares, par value $0.01 per share of Atlas (“Common Shares”).

This Amendment No. 11 is filed in connection with the entry of the Reporting Persons and certain of their affiliates into a Joint Bidding Agreement with respect to Atlas, as described in more detail herein.

The following amendments to Items 2, 5, 6 and 7 of the Original Schedule 13D are hereby made:

Item 2.	Identity and Background.

Item 2 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual, is a citizen of Canada, and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 810 Holdco is an investment holding company. The principal business and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Holdco is an investment holding company. The principal business and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. Sixty Two is an investment holding company. The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L2;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 12002574 is an investment holding company. The principal business and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.	Fairfax Financial Holdings Limited (“Fairfax”) is a corporation incorporated under the laws of Canada. Fairfax is a holding company. The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.	FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. FFHL is a holding company. The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

8.	Fairfax (Barbados) International Corp. (“Fairfax Barbados”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. Fairfax Barbados is an investment holding company. The principal business and principal office address of Fairfax Barbados is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103;

9.	Wentworth Insurance Company Ltd. (“Wentworth”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. The principal business of Wentworth is reinsurance. The principal business and principal office address of Wentworth is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103;

10.	The Sixty Three Foundation (“Sixty Three”) a non-profit corporation incorporated under the laws of Canada, is a registered charity. The principal business and principal office address of Sixty Three is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

11.	Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas, USA, 75067;

12.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Odyssey is a holding company. The principal business and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

13.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Odyssey Group is a holding company. The principal business and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

14.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a subsidiary of Fairfax. The principal business of Odyssey Reinsurance is reinsurance. The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

15.	Greystone Insurance Company (“Greystone Insurance”), a corporation incorporated under the laws of Connecticut, is a subsidiary of Fairfax. The principal business of Greystone Insurance is reinsurance. The principal business and principal office address of Greystone Insurance is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

16.	Newline Holdings UK Limited (“Newline UK”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline UK is a holding company. The principal business and principal office address of Newline UK is 1 Fen Court, London, England, EC3M 5BN;

17.	Newline Corporate Name Limited (“Newline”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline is a Corporate Member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business and principal office address of Newline is 1 Fen Court, London, England, EC3M 5BN;

18.	Hudson Insurance Company (“Hudson Insurance”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Hudson Insurance is property and casualty insurance. The principal business and principal office address of Hudson Insurance is 100 William Street, 5th Floor, New York, New York, USA, 10038;

19.	Hilltop Specialty Insurance Company (“Hilltop Specialty”), a corporation incorporated under the laws of New York, is a subsidiary of Fairfax. The principal business of Hilltop Specialty is surplus lines insurance. The principal business and principal office address of Hilltop Specialty is 100 William Street, 5th Floor, New York, New York, USA, 10038;

20.	Hudson Excess Insurance Company (“Hudson Excess”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Hudson Excess is as a surplus lines insurer. The principal business and principal office address of Hudson Excess is 100 William Street, 5th Floor, New York, New York, USA, 10038;

21.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a wholly owned subsidiary of Fairfax. 1102952 is a holding company. The principal business and principal office address of 1102952 is 1600 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2;

22.	Allied World Assurance Company Holdings, Ltd (“Allied Holdings Bermuda”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings Bermuda is a holding company. The principal business and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke, Bermuda, HM 08;

23.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings I Ltd is a holding company. The principal business and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08;

24.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Allied Assurance is insurance. The principal business and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda, HM 08;

25.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Ireland is a holding company. The principal business and principal office address of Allied Ireland is 27 Richmond Road, Pembroke, Bermuda, HM 08;

26.	Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Allied U.S. is a holding company. The principal business and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

27.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is a subsidiary of Fairfax. The principal business of Allied Insurance is insurance. The principal business and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA, 03301;

28.	AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. AW is an insurance agency. The principal business and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

29.	Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Specialty is insurance. The principal business and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

30.	Allied World Surplus Lines Insurance Company (“Allied Lines”), a corporation incorporated under the laws of Arkansas, is a subsidiary of Fairfax. The principal business of Allied Lines is insurance. The principal business and principal office address of Allied Lines is 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas, USA, 72201-3525;

31.	Allied World Assurance Company, AG (“Allied World AG”), a corporation incorporated under the laws of Switzerland, is a subsidiary of Fairfax. The principal business of Allied World AG is insurance. The principal business and principal office address of Allied World AG is Park Tower, 15th Floor, Gubelstrasse 24, 6300, Zug, Switzerland;

32.	Allied World Assurance Company (Europe) dac (“Allied Europe”), a corporation incorporated under the laws of Ireland, is a subsidiary of Fairfax. The principal business of Allied Europe is insurance. The principal business and principal office address of Allied Europe is 3rd Floor, Georges Quay Plaza, Georges Quay, Dublin 2, Ireland;

33.	Allied World Assurance Company (U.S.) Inc. (“Allied Assurance U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Assurance U.S. is insurance. The principal business and principal office address of Allied Assurance U.S. is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

34.	Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Crum & Forster is a holding company. The principal business and principal office address of Crum & Forster is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

35.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. The principal business of US Fire is insurance. The principal business and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

36.	Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. ZNIC is a holding company. The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

37.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly owned subsidiary of Fairfax. The principal business of Zenith is workers’ compensation insurance. The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

38.	Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales, is a wholly owned subsidiary of Fairfax. Brit is a holding company. The principal business and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

39.	Brit Insurance Holdings Limited (“Brit Insurance”), a corporation incorporated under the laws of England and Wales, is a wholly owned subsidiary of Fairfax. Brit Insurance is a holding company. The principal business and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

40.	Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda, is a wholly owned subsidiary of Fairfax. The principal business of Brit Reinsurance is reinsurance. The principal business and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11;

41.	Brit UW Limited (“Brit UW”), a corporation incorporated under the laws of England and Wales, is a Lloyd’s Corporate Member. The principal business of Brit UW is Lloyd's Corporate Member. The principal business address and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

42.	TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a wholly owned subsidiary of Fairfax. The principal business of TIG is property and casualty insurance. The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire, USA, 03101;

43.	Allied World National Assurance Company (“Allied National”), a corporation incorporated under the laws of New Hampshire, is a subsidiary of Fairfax. The principal business of Allied National is insurance. The principal business and principal office address of Allied National is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA, 03301;

44.	Brit Syndicates Limited (“Brit Syndicates”), a corporation incorporated under the laws of England and Wales, is a wholly owned subsidiary of Fairfax. The principal business of Brit Syndicates is insurance. The principal business and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V4AB; and

45.	The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey, USA, 07962.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, Fairfax Barbados, Wentworth, Sixty Three, Fairfax US, Odyssey, Odyssey Group, Odyssey Reinsurance, Greystone Insurance, Newline UK, Newline, Hudson Insurance, Hilltop Specialty, Hudson Excess, 1102952, Allied Holdings Bermuda, Allied Holdings I Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Allied Lines, Allied World AG, Allied Europe, Allied Assurance U.S., Crum & Forster, US Fire, ZNIC, Zenith, Brit, Brit Insurance, Brit Reinsurance, Brit UW, TIG, Allied National, Brit Syndicates or North River that it is the beneficial owner of the Common Shares referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN, OO, PP, QQ and RR as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Common Shares.

During the last five years, none of the Reporting Persons, and to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 4.	Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following:

“On August 4, 2022, Poseidon Acquisition Corp., an Marshall Islands entity (“Bidco”) formed by David L. Sokol (“DS”), Chairman of the Board of Directors of Atlas, together with the Reporting Persons, Deep Water Holdings, LLC (“Deep Water”), The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, and The Kevin Lee Washington 2014 Trust (collectively with Deep Water, “Washington Family Holdings”), and Ocean Network Express Pte. Ltd. (“ONE”) and certain of their respective affiliates (the “Consortium”), delivered a non-binding proposal (the “Proposal”) to the Board of Directors of Atlas (the “Board”) in respect of a potential offer by the Consortium to acquire all of the outstanding Common Shares of Atlas not presently owned by the Reporting Persons, Washington Family Holdings, DS and certain executive management at a price per Common Share equal to $14.45 (the “Proposed Transaction”). The Consortium also issued a press release publicly disclosing the Proposal. The Consortium has not proposed any specific structure for the Proposed Transaction nor has it received any feedback from Atlas.

The Proposal is non-binding in nature and does not obligate in any way the Consortium, the members thereof, or Atlas to negotiate or enter into definitive documentation with respect to a transaction or otherwise complete the Proposed Transaction. The Proposal states that the members of the Consortium are only interested in acquiring the outstanding Common Shares that they do not already own, and are not interested in selling their Common Shares to another party. In addition, the Consortium has stated that any transaction, once structured and agreed upon, would be conditioned upon, among other things, the (x) approval of the transaction by a properly constituted special committee of independent directors of Atlas, authorized and empowered to retain its own independent legal and financial advisors and (y) approval of the holders of a majority of the Common Shares not held by members of the Consortium or their affiliates. As the Reporting Persons, DS, and Washington Family Holdings on an aggregated basis own or control approximately 68% of the Common Shares on a fully-diluted basis, the Proposal would not result in a change of control of Atlas.

The foregoing description of the Proposal does not purport to be complete and is qualified in its entirety by reference to the full text of the Proposal, which is filed herewith as Exhibit 99.6 and incorporated herein by reference. The press release issued by the Consortium publicly disclosing the Proposal is filed herewith as Exhibit 99.7.

The disclosure in Item 6 regarding the Joint Bidding Agreement (as defined below) and Equity Commitment Letters (as defined below) is incorporated by reference herein.

Neither the Proposal nor this Schedule 13D is meant to be, nor should be construed as, an offer to buy or the solicitation of an offer to sell any of Atlas’s securities.

The Reporting Persons intend to review their investment in Atlas on a continuing basis and may from time to time and at any time in the future depending on various factors, including, without limitation, the outcome of any discussions referenced in this Schedule 13D, as may be amended from time to time, and any limitations imposed by the Joint Bidding Agreement, Atlas’s financial position and strategic direction, actions taken by the Board, price levels of Atlas’s securities, other investment opportunities available to the Reporting Person, conditions in the securities market and general economic and industry conditions, take such actions with respect to the investment in Atlas as they deem appropriate. These actions may include, subject to limitations imposed by the Joint Bidding Agreement: (i) acquiring additional Common Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of Atlas (collectively, “Securities”) in the open market or otherwise; (ii) disposing of any or all of their Securities in the open market or otherwise; (iii) engaging in any hedging or similar transactions with respect to the Securities; or (iv) proposing or considering one or more of the actions described in subsections (a) through (j) of Item 4 of Schedule 13D.”

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(a)	Based on the most recent information available, the aggregate number and percentage of Common Shares (the securities identified pursuant to Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The percentage of Common Shares beneficially owned by each of the Reporting Persons was calculated based on 282,875,620 Common Shares issued and outstanding as of March 31, 2022, adjusted to include 25,000,000 Common Shares issued to certain of the Reporting Persons pursuant to an exercise of warrants (and assuming conversion of all of the warrants held by the Reporting Persons into Common Shares).

As a result of the execution and delivery of the Joint Bidding Agreement, the Reporting Persons may be deemed to have formed a “group” as such term is used in Regulation 13D under the Exchange Act with each member of the Consortium that beneficially owns Common Shares of Atlas. The Reporting Persons disclaim any membership in a group with DS and Washington Family Holdings. Each of DS and Washington Family Holdings have separately filed an amended Schedule 13D reporting their respective beneficial ownership of Common Shares. The beneficial ownership of the Reporting Persons does not include any Common Shares which may be beneficially owned by any of the other members of the Consortium and the Reporting Persons disclaim beneficial ownership over any such Common Shares.

(b)	Except as described below, the numbers of Common Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(c)	Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN, OO, PP, QQ or RR beneficially owns, or has acquired or disposed of, any Common Shares during the last 60 days.

(d)	No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)	Not applicable.”

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following:

“On August 4, 2022, the members of the Consortium entered into a Joint Bidding Agreement (the “Joint Bidding Agreement”), which sets out the terms upon which the parties thereto would make the Proposal. A copy of the Joint Bidding Agreement is filed herewith as Exhibit 99.8 and is incorporated by reference into this Item 6. The Joint Bidding Agreement specifies, among other things, that members of the Consortium will cooperate in good faith and work exclusively regarding the Proposed Transaction and provides, under certain circumstances, for certain parties to reimburse the other parties for their expenses. The Joint Bidding Agreement further contemplates (i) the equity commitment referenced below, (ii) the rollover of the Common Shares currently owned by each of the Reporting Persons, Washington Family Holdings and DS into Bidco in connection with the Proposed Transaction, and (iii) partial participation in the equity financing by each of Washington Family Holdings and DS. This summary of the Joint Bidding Agreement above is qualified in its entirety by reference to the Joint Bidding Agreement filed herewith as Exhibit 99.8, which is incorporated by reference into this Item 6.

In addition, also on August 4, 2022, each of ONE, Deep Water, and DS, entered into equity commitment letters with Bidco (the “Equity Commitment Letters”) pursuant to which each such party has agreed to provide, or cause to be provided, equity financing to Bidco in connection with the Proposed Transaction in an amount sufficient to fund the Proposal. The summary of the Equity Commitment Letters above is qualified in its entirety by reference to the Equity Commitment Letters filed as Exhibits 99.9, 99.10 and 99.11 hereto, which are incorporated by reference into this Item 6.

Other than as set forth above in Item 4 or Item 6 of this Schedule 13D and with respect to the agreements described in this Schedule 13D, to the knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) involving the Consortium, with respect to any securities of Atlas, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, including any securities pledged or otherwise subject to a contingency the occurrence of which would give another person voting power or investment power over such securities other than standard default and similar provisions contained in loan agreements.

The calculation of Fairfax beneficial ownership includes 9,018,474 Common Shares over which Fairfax exercises investment discretion, but which are subject to the Asset Value Loan Notes as described in Item 6 of the Schedule 13D/A filed by Fairfax with the SEC on August 23, 2021 for Atlas.”

Item 7.	Material to Be Filed as Exhibits.

The following are filed herewith as exhibits:

Ex. 99.1:	Members of filing group, dated April 8, 2022 (incorporated by reference to Exhibit 1 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on April 8, 2022).

Ex. 99.2:	Joint filing agreement dated, April 8, 2022 (incorporated by reference to Exhibit 2 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on April 8, 2022).

Ex. 99.3:	Power of attorney, dated March 9, 2020 (incorporated by reference to Exhibit 8 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on March 9, 2020).

Ex. 99.4:	Power of attorney, dated April 27, 2021 (incorporated by reference to Exhibit 4 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021).

Ex. 99.5:	Power of attorney, dated June 14, 2021 (incorporated by reference to Exhibit 5 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021).

Ex. 99.6:	Proposal, dated August 4, 2022.

Ex. 99.7:	Press Release, dated August 4, 2022.

Ex. 99.8:	Joint Bidding Agreement, dated August 4, 2022.

Ex. 99.9:	Equity Commitment Letter of David L. Sokol, dated August 4, 2022.

Ex. 99.10:	Equity Commitment Letter of Deep Water Holdings, LLC, dated August 4, 2022.

Ex. 99.11:	Equity Commitment Letter of Ocean Network Express Pte. Ltd., dated August 4, 2022.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Fairfax (Barbados) International Corp.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Wentworth Insurance Company Ltd.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	The Sixty Three Foundation

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Odyssey US Holdings Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Greystone Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Hudson Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Hilltop Specialty Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Hudson Excess Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Holdings (Ireland) Ltd.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	AW Underwriters Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Surplus Lines Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Company, AG

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Company (Europe) dac

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	United States Fire Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Zenith Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Brit Limited

	By:	/s/ Gavin Wilkinson
	Name:	Gavin Wilkinson
	Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Brit Insurance Holdings Limited

	By:	/s/ Gavin Wilkinson
	Name:	Gavin Wilkinson
	Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Gavin Wilkinson
	Name:	Gavin Wilkinson
	Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Brit UW Limited

	By:	/s/ Gavin Wilkinson
	Name:	Gavin Wilkinson
	Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	TIG Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Allied World National Assurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	Brit Syndicates Limited

	By:	/s/ Gavin Wilkinson
	Name:	Gavin Wilkinson
	Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2022	The North River Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description
A	Directors and Executive Officers of The Second 810 Holdco Ltd.
B	Directors and Executive Officers of The Second 1109 Holdco Ltd.
C	Directors and Executive Officers of The Sixty Two Investment Company Limited
D	Directors and Executive Officers of 12002574 Canada Inc.
E	Directors and Executive Officers of Fairfax Financial Holdings Limited
F	Directors and Executive Officers of FFHL Group Ltd.
G	Directors and Executive Officers of Fairfax (Barbados) International Corp.
H	Directors and Executive Officers of Wentworth Insurance Company Ltd.
I	Directors and Executive Officers of The Sixty Three Foundation
J	Directors and Executive Officers of Fairfax (US) Inc.
K	Directors and Executive Officers of Odyssey US Holdings Inc.
L	Directors and Executive Officers of Odyssey Group Holdings, Inc.
M	Directors and Executive Officers of Odyssey Reinsurance Company
N	Directors and Executive Officers of Greystone Insurance Company
O	Directors and Executive Officers of Newline Holdings UK Limited
P	Directors and Executive Officers of Newline Corporate Name Limited
Q	Directors and Executive Officers of Hudson Insurance Company
R	Directors and Executive Officers of Hilltop Specialty Insurance Company
S	Directors and Executive Officers of Hudson Excess Insurance Company
T	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company
U	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd
V	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd
W	Directors and Executive Officers of Allied World Assurance Company, Ltd
X	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd
Y	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.
Z	Directors and Executive Officers of Allied World Insurance Company
AA	Directors and Executive Officers of AW Underwriters Inc.
BB	Directors and Executive Officers of Allied World Specialty Insurance Company
CC	Directors and Executive Officers of Allied World Surplus Lines Insurance Company
DD	Directors and Executive Officers of Allied World Assurance Company, AG
EE	Directors and Executive Officers of Allied World Assurance Company (Europe) dac
FF	Directors and Executive Officers of Allied World Assurance Company (U.S.) Inc.
GG	Directors and Executive Officers of Crum & Forster Holdings Corp.
HH	Directors and Executive Officers of United States Fire Insurance Company
II	Directors and Executive Officers of Zenith National Insurance Corp.
JJ	Directors and Executive Officers of Zenith Insurance Company
KK	Directors and Executive Officers of Brit Limited
LL	Directors and Executive Officers of Brit Insurance Holdings Limited
MM	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited
NN	Directors and Executive Officers of Brit UW Limited
OO	Directors and Executive Officers of TIG Insurance Company
PP	Directors and Executive Officers of Allied World National Assurance Company
QQ	Directors and Executive Officers of Brit Syndicates Limited
RR	Directors and Executive Officers of The North River Insurance Company

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

12002574 CANADA INC.

The following table sets forth certain information with respect to the directors and executive officers of 12002574 Canada Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Benjamin Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Byran Bailey (Vice President, Tax)	Vice President, Tax Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Christine N. McLean (Director)	Corporate Director, Fairfax Financial Holdings Limited, 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Johnston (Director)	Corporate Director, Ottawa, Canada	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and Chief Executive Officer and Principal, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Michael Wallace (Vice President, Insurance Operations)	Vice President, Insurance Operations Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Peter Clarke (President and Chief Operating Officer)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

R. William McFarland (Director)	Corporate Director, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, ON M5E 1J1	Canada

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadham (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

William Weldon (Director)	Independent Business Consultant, Florida, United States	United States

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (President and Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	United Kingdom

Janice Burke (Managing Director)	Managing Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	United States

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	United Kingdom

William P. Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	Barbados

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	United Kingdom

Janice Burke (Managing Director)	Managing Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	United States

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Sammy S.Y. Chan (Vice President)	Vice President, Fairfax Asia Limited 41/F Hopewell Centre 183 Queen’s Road East Room 411, Wanchai	Canada

William P. Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial Centre The Pine, St. Michael	Barbados

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY THREE FOUNDATION

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Three Foundation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Eric P. Salsberg (Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Chairman, Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Melody A. Spencer (Vice President, Treasurer and Director)	Vice President, Treasurer and Director, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Sonja Lundy (Director, President, Chief Executive Officer and Secretary)	Director, President, Chief Executive Officer and Secretary, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Corporate Secretary, and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Brian D. Young (President, Chief Executive Officer and Director)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Brian D. Young (Chairman, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Isabelle Dubots-Lafitte (Executive Vice President)	Chief Executive Officer, EMEA, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Chief Executive Officer, Latin America Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

GREYSTONE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Greystone Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christopher L. Gallagher (Chief Executive Officer, President, and Chairman of the Board of Directors)	Chief Executive Officer, President, and Chairman of the Board of Directors, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Henry J. L. Withinshaw (Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (Chief Executive Officer, President, and Chairman of the Board of Directors)	Chief Executive Officer, President, and Chairman of the Board of Directors, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Michael P. Cifone (Senior Vice President, Senior Operations Officer and Director)	Senior Vice President, Senior Operations Officer and Director, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Rory A. Rose (Senior Vice President and Chief Financial Officer)	Senior Vice President and Chief Financial Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Margaret M.C. Killeen (Senior Vice President, Chief Claims Officer, and Director)	Senior Vice President and Chief Claims Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Leslie Shore (Senior Vice President, Chief Actuary and Director)	Senior Vice President and Chief Actuary, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jean-Raymond Kingsley (Director)	Senior Vice President, Chief Agent (Canada) 2001 Blvd. Robert Bourassa, Suite 1700 Montreal, Quebec H3A 2A6	Canada

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

HILLTOP SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hilltop Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (Chief Executive Officer, President, and Chairman of the Board of Directors)	Chief Executive Officer, President, and Chairman of the Board of Directors, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Peter H. Lovell (Executive Vice President and Director)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael P. Cifone (Senior Vice President and Director)	Senior Vice President, Senior Operations Officer and Director, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Margaret M.C. Killeen (Senior Vice President and Director)	Senior Vice President and Chief Claims Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Leslie Shore (Senior Vice President and Director)	Senior Vice President and Chief Actuary, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Rory A. Rose (Director)	Senior Vice President and Chief Financial Officer Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON EXCESS INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Excess Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christopher L. Gallagher (Chief Executive Officer, President, and Chairman of the Board of Directors)	Chief Executive Officer, President, and Chairman of the Board of Directors, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Graham Collis (Director)	Retired	Bermuda

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ken Miner (Director)	EVP & Global Head, Capital Markets, OMERS Administration Corporation Royal Bank Plaza, North Tower 200 Bay Street, Suite 2300, PO Box 92 Toronto, Ontario M5J 2J2	Canada

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President, Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2	United Kingdom

Sean Hehir (Director)	Retired	Ireland

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director and Chief Operating Officer)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Kevin Marine (President & Chief Underwriting Officer, Global Reinsurance)	President & Chief Underwriting Officer, Global Reinsurance, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Surplus Lines Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, AG

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, AG.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Marie-Laure Queneuder (Managing Director & Chief Underwriting Officer)	Managing Director & Chief Underwriting Officer, Allied World Assurance Company, AG Park Tower 15th Floor Gubelstrasse 24 6300 Zug, Switzerland	Switzerland

Martin Frey (Director)	Partner, Baker & McKenzie Zurich Holbeinstrasse 30 8034 Zurich Switzerland	Switzerland

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (Europe) dac.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Darren Jacobs (Chief Underwriting Officer, Global Markets Division)	Senior Vice President, Chief Underwriting Officer, Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United Kingdom

Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and Managing Director)	Director and President, Allied World Assurance Holdings (Ireland) Ltd. 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

Michael Stalley (Director)	Retired	United Kingdom

Neil Macmillan (Director)	Retired	United Kingdom

Peter Ford (Executive Vice President, Head of European Insurance Division)	Executive Vice President, Head of European Insurance Division, Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United States

Sean Hehir (Director)	Retired	Ireland

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President,Chief Executive Officer and Chairman Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel, Secretary and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (Chairperson, Chief Executive Officer and Director)	Chairperson, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (Chief Executive Officer, Chairperson of the Board and Director)	Chief Executive Officer, Chairperson of the Board and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Gavin Wilkinson (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gordon Campbell (Director)	Senior Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	Canada

Ken Miner (Independent Non-Executive Director)	EVP & Global Head, Capital Markets, OMERS Administration Corporation Royal Bank Plaza, North Tower 200 Bay Street, Suite 2300, PO Box 92 Toronto, Ontario M5J 2J2	Canada

Martin Thompson (Interim Group Chief Executive Officer)	Interim Group Chief Executive Officer Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB

Mark Allan (Executive Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer and Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Gavin Wilkinson (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX MM

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alan Waring (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	Ireland

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Gavin Wilkinson (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Graham Pewter (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Jay Nichols (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United States

Karl Grieves (Director)	Finance and Operations Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

ANNEX NN

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT UW LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gavin Wilkinson (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer and Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Brit Corporate Services Limited (Director)	Corporate Director, The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	England and Wales

ANNEX OO

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Deborah A. Irving (Director, Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	Canada

Matthew W. Kunish (Director, Executive Vice President and Chief Actuary)	Executive Vice President, Chief Actuary, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Chairman, Chief Executive Officer, President and Director, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Robert Sampson (Executive Vice President and Director)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX PP

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD NATIONAL ASSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World National Assurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX QQ

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Independent Non-Executive Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Anthony Medniuk (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Caroline Ramsay (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Christiern Dart (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gavin Wilkinson (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Mark Allan (Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Martin Thompson (Interim Group Chief Executive Officer)	Interim Group Chief Executive Officer Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Matthew Wilson (Director)	Group Chief Executive Officer and Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Pinar Yetgin (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Simon P.G. Lee (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX RR

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Exhibit Index

Exhibit No.	Description

Ex. 99.1:	Members of filing group, dated April 8, 2022 (incorporated by reference to Exhibit 1 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on April 8, 2022).

Ex. 99.2:	Joint filing agreement dated, April 8, 2022 (incorporated by reference to Exhibit 2 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on April 8, 2022).

Ex. 99.3:	Power of attorney, dated March 9, 2020 (incorporated by reference to Exhibit 8 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on March 9, 2020).

Ex. 99.4:	Power of attorney, dated April 27, 2021 (incorporated by reference to Exhibit 4 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021).

Ex. 99.5:	Power of attorney, dated June 14, 2021 (incorporated by reference to Exhibit 5 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021).

Ex. 99.6:	Proposal, dated August 4, 2022.

Ex. 99.7:	Press Release, dated August 4, 2022.

Ex. 99.8:	Joint Bidding Agreement, dated August 4, 2022.

Ex. 99.9:	Equity Commitment Letter of David L. Sokol, dated August 4, 2022.

Ex. 99.10:	Equity Commitment Letter of Deep Water Holdings, LLC, dated August 4, 2022.

Ex. 99.11:	Equity Commitment Letter of Ocean Network Express Pte. Ltd., dated August 4, 2022.